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                                                                    Exhibit 11.1

                              NATURAL WONDERS, INC.
                        COMPUTATION OF PER SHARE NET LOSS
                      (In thousands, except per share data)




                                                  Quarter Ended
                                           ----------------------------
                                           May 4, 1996   April 29, 1995
                                           ----------------------------
Net loss                                     $(2,212)       $(3,144)
                                             -------        -------
Weighted average common shares
   outstanding                                 7,792          7,642

Per share net loss                           $ (0.28)       $ (0.41)
                                             -------        -------


There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.